SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)


                          Cal Dive International, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   127914109
-------------------------------------------------------------------------------
                                 (CUSIP Number)


         Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]        Rule 13d-1(b)
         [ ]        Rule 13d-1(c)
         [ ]        Rule 13d-1(d)


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------                 -----------------------------
CUSIP No.  127914109                  13G/A             Page 2 of 7 Pages
---------------------------------                 -----------------------------

-------- ----------------------------------------------------------------------

  1.     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Fletcher Asset Management, Inc.
-------- ----------------------------------------------------------------------
                                                                      (a) [ ]
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (b) [ ]

-------- ----------------------------------------------------------------------

  3.     SEC USE ONLY

-------- ----------------------------------------------------------------------

  4.     CITIZENSHIP OR PLACE OF ORGANIZATION                        Delaware

-------- ----------------------------------------------------------------------

                             5. SOLE VOTING POWER                    4,175,524
     NUMBER OF
       SHARES               ---------------------------------------------------
    BENEFICIALLY
     OWNED BY                6. SHARED VOTING POWER                  0
       EACH
    REPORTING               ---------------------------------------------------
    PERSON WITH
                             7. SOLE DISPOSITIVE POWER               4,175,524

                            ---------------------------------------------------

                             8. SHARED DISPOSITIVE POWER             0

-------- ----------------------------------------------------------------------

  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                            4,175,524
-------- ----------------------------------------------------------------------

  10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [ ]
         CERTAIN SHARES*

-------- ----------------------------------------------------------------------

  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)           5.1%

-------- ----------------------------------------------------------------------

  12.    TYPE OF REPORTING PERSON*                                   IA

-------- ----------------------------------------------------------------------

---------------------------------                 -----------------------------
CUSIP No.  127914109                  13G/A             Page 3 of 7 Pages
---------------------------------                 -----------------------------

-------- ----------------------------------------------------------------------

  1.     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Alphonse Fletcher, Jr.
-------- ----------------------------------------------------------------------
                                                                      (a) [ ]
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (b) [ ]

-------- ----------------------------------------------------------------------

  3.     SEC USE ONLY

-------- ----------------------------------------------------------------------

  4.     CITIZENSHIP OR PLACE OF ORGANIZATION United States

-------- ----------------------------------------------------------------------

                             5.    SOLE VOTING POWER          0
     NUMBER OF
       SHARES               ------ --------------------------------------------
    BENEFICIALLY
     OWNED BY                6.    SHARED VOTING POWER        0
       EACH
    REPORTING               ------ --------------------------------------------
    PERSON WITH
                             7.    SOLE DISPOSITIVE POWER     0

                            ------ --------------------------------------------

                             8.    SHARED DISPOSITIVE POWER   0

-------- ----------------------------------------------------------------------

  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                     4,175,524

-------- ----------------------------------------------------------------------

  10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [ ]
         CERTAIN SHARES*

-------- ----------------------------------------------------------------------

  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)    5.1%

-------- ----------------------------------------------------------------------

  12.    TYPE OF REPORTING PERSON*                            HC

-------- ----------------------------------------------------------------------

Item 1(a).              Name of Issuer:
----------              --------------

                        Cal Dive International, Inc.

Item 1(b).              Address of Issuer's Principal Executive Offices:
----------              -----------------------------------------------

                        400 N. Sam Houston Parkway E., Suite 400

                        Houston, Texas 77060

Item 2(a).              Names of Persons Filing:
----------              -----------------------

                        Fletcher Asset Management, Inc. ("FAM") and
                        Alphonse Fletcher, Jr.

Item 2(b).              Address of Principal Business Office or, if none,
----------              -------------------------------------------------
                        Residence:
                        ---------

                        HSBC Tower, 29th Floor

                        452 Fifth Avenue

                        New York, New York 10018

Item 2(c).              Citizenship:
----------              -----------

                        FAM is a corporation organized under the laws of the State of Delaware. Alphonse Fletcher, Jr. is a citizen of the United States.

Item 2(d).              Title of Class of Securities:
----------              ----------------------------

                        Common Stock, no par value

Item 2(e).              CUSIP Number:
----------              ------------

                        127914109

Item 3.                 If this statement is filed pursuant to Rule 13d-1(b),
-------                 -----------------------------------------------------
                        or Rule 13d-2(b) or (c), check whether the person
                        -------------------------------------------------
                        filing is a:
                        -----------

         (a)            [  ]     Broker or dealer registered under Section 15
                                 of the Exchange Act;

         (b)            [  ]     Bank as defined in Section 3(a)(6) of the
                                 Exchange Act;

         (c)            [  ]     Insurance company as defined in Section
                                 3(a)(19) of the Exchange Act;

         (d)            [  ]     Investment company registered under Section 8
                                 of the Investment Company Act;

         (e)            [X]      An investment adviser in accordance with
                                 Rule 13d-1(b)(1)(ii)(E);

         (f)            [  ]     An employee benefit plan or endowment fund in
                                 accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)            [X]      A parent holding company or control person in
                                 accordance with Rule 13d-1(b)(ii)(G);

         (h)            [  ]     A savings association as defined in Section
                                 3(b) of the Federal Deposit Insurance Act;

         (i)            [  ]     A church plan that is excluded from the
                                 definition of an investment company under
                                 Section 3(c)(14) of the Investment Company
                                 Act; or

         (j)             [ ]     Group, in accordance with Rule
                                 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box [ ].

Item 4.                 Ownership.
-------                 ---------

         (a)            Amount Beneficially Owned:
                        -------------------------

                        4,175,524

         (b)            Percent of Class:
                        ----------------

                        5.1% (based on 81,479,128 shares of Common Stock (the "Common Stock") of Cal Dive International, Inc. (the "Company") consisting of (i) 77,848,404 shares publicly reported by the Company to be outstanding as of November 8, 2005 and (ii) 3,630,724 shares of Common Stock underlying Convertible Securities (as defined below) beneficially owned by FAM and Mr. Fletcher issuable within 60 days as of December 31, 2005).

         (c)            Number of shares as to which FAM has:
                        ------------------------------------

                        (i)      Sole power to vote or to direct the vote:
                                 ----------------------------------------

                                 4,175,524

                        (ii)     Shared power to vote or to direct the vote:
                                 ------------------------------------------

                                 0 shares

                        (iii)    Sole power to dispose or to direct the
                                 --------------------------------------
                                 disposition of:
                                 --------------

                                 4,175,524

                        (iv)     Shared power to dispose or to direct the
                                 ----------------------------------------
                                 disposition of:
                                 --------------

                                 0 shares

         The 4,175,524 shares of Common Stock reported to be beneficially owned consists of 544,800 shares of Common Stock and 3,630,724 shares of Common Stock issuable upon the exercise by Fletcher International, Ltd. of certain convertible securities (the "Convertible Securities") pursuant to an Agreement, dated January 17, 2003, but effective as of December 31, 2002, by and between Cal Dive International, Inc. and Fletcher International, Ltd. The Convertible Securities are convertible within 60 days as of December 31, 2005. The holdings reported reflect the shares of Common Stock issuable within 60 days as of December 31, 2005 that would have been held had the Convertible Securities been converted on December 31, 2005.


         The shares of Common Stock of the Company reported to be beneficially owned consist of shares of Common Stock and shares of Common Stock underlying Convertible Securities held in one or more accounts managed by FAM (the "Accounts"), for Fletcher International, Ltd. FAM has sole power to vote and sole power to dispose of all shares of Common Stock in the Accounts. By virtue of Mr. Fletcher's position as Chairman and Chief Executive Officer of FAM, Mr. Fletcher may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, such shares, and, therefore, Mr. Fletcher may be deemed to be the beneficial owner of such Common Stock.

Item 5.                 Ownership of Five Percent or Less of a Class.
-------                 --------------------------------------------

                        Not Applicable

Item 6.                 Ownership of More Than Five Percent on Behalf of
-------                 ------------------------------------------------
                        Another Person.
                        --------------

                        This Schedule 13G/A Amendment No. 2 is filed by FAM, which is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended, with respect to the shares of Common Stock and Convertible Securities held at December 31, 2005 in the Accounts managed by FAM. By reason of the provisions of Rule 13d-3 under the Act, FAM and Mr. Fletcher may each be deemed to own beneficially the shares of Common Stock and Convertible Securities held in the Accounts. The Accounts have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such Common Stock and Convertible Securities purchased for its account.

Item 7.                 Identification and Classification of the Subsidiary
-------                 ---------------------------------------------------
                        Which Acquired the Security Being Reported on By
                        ------------------------------------------------
                        the Parent Holding Company.
                        --------------------------

                        This Schedule 13G/A is filed by FAM and Mr. Fletcher.

Item 8.                 Identification and Classification of Members of the
-------                 ---------------------------------------------------
                        Group.
                        -----

                        Not Applicable

Item 9.                 Notice of Dissolution of Group.
-------                 ------------------------------

                        Not Applicable

Item 10.                Certifications.
--------                --------------

                        By signing below Fletcher Asset Management, Inc. and Alphonse Fletcher, Jr. certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE
                                   ---------

                  After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:   February 13, 2006

                                          Fletcher Asset Management, Inc.


                                          By: /s/ Peter Zayfert
                                              ------------------------------
                                              Name:   Peter Zayfert
                                              Title:  Authorized Signatory


                                          Fletcher Asset Management, Inc.


                                          By: /s/ Patrick Huvane
                                              ------------------------------
                                              Name:   Patrick Huvane
                                              Title:  Authorized Signatory


                                          Alphonse Fletcher, Jr., in his
                                          individual capacity


                                          By: /s/ Denis J. Kiely
                                              ------------------------------
                                              Name:  Denis J. Kiely for
                                              Alphonse Fletcher, Jr.
                                              *By Power of Attorney, dated
                                              February 14, 2001, attached
                                              as Exhibit A hereto.

                                                                    Exhibit A
                               Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below revokes all prior Power of Attorney and appoints Denis J. Kiely to act severally as attorney-in-fact for the undersigned solely for the purpose of executing reports required under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and filing the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission thereby ratifying and confirming all that said attorney-in-fact may do or cause to be done by virtue hereof.

Signed:  /s/ Alphonse Fletcher Jr.
         -------------------------

                  Alphonse Fletcher Jr.

Dated:  February 14, 2001